Exhibit 5

Nissin Information

May 18, 2004

(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

Dear investors

     We always appreciate your warm support.

     As announced on May 6, 2004, by transferring our consumer loans to ORIENT CREDIT Co., Ltd. we will concentrate our managerial resources to financial services for owners of SMEs and focus on developing a credit provision market for owners of SMEs. We will continue to increase shareholder value.

1.     Business Results as of April 30, 2004

     The business results as of April 30, 2004 are as follows:

Loans receivable

		(Unit:million yen)
	4/03	4/04	YoY
Total consumer loans	40,596	35,240	-13.2%
Wide loans	64,029	56,645	-11.5%
Small business owner loans + Business Timely loans	71,679	74,414	+3.8%
Small business owner loans	54,377	55,508	+2.1%
Business Timely loans	17,301	18,905	+9.3%
Secured loans	1,557	9,794	+528.8%
Notes receivable	14	3,632	+25,448.8%
Total loans receivable	177,876	179,727	+1.0%

*Bankrupt and delinquent loans receivable are included in the total balance of loans receivable.

     (For details please refer to the monthly data for April 2004)

NISSIN CO., LTD • 163-1525 SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
I R homepage address: http://nissin.web-ir.jp/
Investors Relations Dept./TEL: 03-3348-2423, FAX: 03-3348-5099, E-mail: info-ir@nissin-f.co.jp